Exhibit 99.2

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES THE SALE OF ITS
CONFORMING, CONVENTIONAL MORTGAGE SERVICING ASSET

(Columbus, IN, October 2, 2006) Irwin Financial Corporation (NYSE:IFC), today announced the sale of substantially all of its conforming, conventional mortgage servicing portfolio (MSRs) for approximately $261 million. The portfolio was sold to four independent acquirers. Transfer of the portfolio and associated escrow deposits will begin in November and be substantially complete by January 3, 2007. Until final transfer, the Corporation will provide interim servicing for the buyers and will retain the liquidity and the economic benefits derived from the escrow deposits.

The cash consideration for the sales includes an estimate of prepayment and delinquency costs for which the Corporation contractually indemnified the purchasers for periods up to 90 days. Final cash consideration will also include the fair value of servicing produced during the third quarter, up to the point of the sale of certain related production assets on September 18, 2006. Reflecting anticipated sale proceeds and giving effect to gains on derivative hedges on the portfolio prior to sale date, the Corporation expects to record a pre-tax charge of approximately $11 million on the MSR disposition.

Irwin Financial was advised in these transactions by Phoenix Capital, Inc.

Additionally, the Corporation announced that it is in substantive discussion with a national mortgage lender for the acquisition of certain assets and the assumption of certain lease and contractual obligations related to its servicing platform. Current negotiations contemplate a plan by the acquirer to employ a majority of the existing servicing employees subsequent to the final MSR portfolio transfer.

Will Miller, Irwin Financial Chairman and CEO commented, "The sale of our conforming conventional mortgage banking business has been a long process, but we were able to meet the majority of our objectives. I am very pleased that through our negotiations, the vast majority of my former colleagues at Irwin Mortgage will have job continuity. With the disposition of the conforming, conventional mortgage segment, we can now turn our full attention to the growth of our profitable and growing commercial segments and to making improvements in our non-conforming mortgage segment. We believe the growth and profitability of results from these remaining three segments offer the opportunity to significantly enhance shareholder value," Miller concluded.

Previously, the Corporation announced plans to repurchase up to $50 million of shares; due to a quarter-end quiet period, the Corporation does not expect these repurchases to begin until after the announcement of third quarter earnings.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions and estimates or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which include but are not limited to, statements about expected future action in connection with the transfer of assets associated with the MSRs, the expected financial effect of the MSR disposition on the Corporation and expected disposition of the servicing platform. Actual future results may differ materially from what is projected due to a variety of factors, including, but not limited to, prepayment and delinquency rates on the MSR portfolio during the period from sale to transfer date and unforeseen difficulties the parties may experience in completing the transactions as currently contemplated. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.